Exhibit 99.1

Name and Address of Reporting Person:	Providence Equity Partners VIII-A L.P
50 Kennedy Plaza, 18th Floor
Providence, RI 02903

Issuer Name and Ticker or Trading Symbol:	OUTFRONT Media Inc. [OUT]

Date Event Requiring Statement
(Month/Day/Year):	April 20, 2020

Footnotes to Form 3

(1)
This statement is being filed by the following Reporting Persons: PEP VIII International Ltd. (“PEP International”), Providence Equity GP VIII L.P. (“PEP GP VIII”), PEP VIII (Scotland) International Ltd. (“PEP Scotland International”), Providence Equity GP VIII (Scotland) L.P., (“PEP GP Scotland”), Providence Equity Partners VIII-A L.P. (“PEP VIII-A”), Providence Equity Partners VIII (Scotland) L.P. (“PEP Scotland”), PEP VIII Intermediate 5 L.P. (“PEP 5”), PEP VIII Intermediate 6 L.P. (“PEP 6”), and PEP VIII Advertising Co-Investment L.P (“PEP Advertising”) (PEP Advertising collectively with PEP VIII-A, PEP Scotland, PEP 5 and PEP 6, the “PEP Direct Holders”).

(2)
The Issuer’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is convertible at the option of a holder at any time into shares of Common Stock at an initial conversion price of $16.00 per share and an initial conversion rate of 62.50 shares of Common Stock per share of Series A Preferred Stock, subject to certain adjustments, as specified in the Articles Supplementary (the “Articles Supplementary”) filed by the Issuer on April 20, 2020, with the State Department of Assessments and Taxation of Maryland (included as Exhibit 3.1 to the Issuer’s Form 8-K filed with the SEC on April 20, 2020).  The Series A Preferred Stock has no expiration date.

(3)
Represents: 4,777,062.50 shares of Common Stock issuable upon the conversion of 76,433 shares of Series A Preferred Stock directly held by PEP VIII-A; 71,187.50 shares of Common Stock that are issuable upon the conversion of 1,139 shares of Series A Preferred Stock directly held by PEP Scotland; 6,911,312.50 shares of Common Stock that are issuable upon the conversion of 110,581 shares of Series A Preferred Stock directly held by PEP 5; 2,302,937.50 shares of Common Stock that are issuable upon the conversion of 36,847 shares of Series A Preferred Stock directly held by PEP 6; and 3,125,000 shares of Common Stock that are issuable upon the conversion of 50,000 shares of Series A Preferred Stock directly held by PEP Advertising, in each case, subject to adjustment as specified in the Articles Supplementary.

(4)
PEP International is the sole general partner of PEP GP VIII.  PEP Scotland International is the sole general partner of PEP GP Scotland.  PEP GP Scotland is the sole general partner of PEP Scotland.  PEP GP VIII is the sole general partner of each of PEP VIII-A, PEP 5, PEP 6 and PEP Advertising. PEP GP VIII is also the holder of all of the equity interests in PEP Scotland International. By virtue of such relationships, (i) PEP Scotland International and PEP GP Scotland have shared voting and investment control with respect to the securities directly held by PEP Scotland and (ii) PEP GP VIII and PEP International have shared voting and investment control with respect to the securities directly held by each of the PEP Direct Holders.  As a result, (i) PEP Scotland International and PEP GP Scotland may be deemed to indirectly beneficially own the securities directly held by PEP Scotland and (ii) PEP GP VIII and PEP International may be deemed to indirectly beneficially own the securities directly held by the PEP Direct Holders.

(5)
Each Reporting Person disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Exchange of 1934, as amended (the “Exchange Act”),or for any other purpose, except to the extent of its respective pecuniary interest therein, if any.  This report shall not be deemed an admission that (i) any of the PEP Direct Holders is a beneficial owner of the securities held by any of the other PEP Direct Holders or that (ii) any of PEP International, PEP GP VIII, PEP Scotland International or PEP GP Scotland is a beneficial owner of the securities held by the PEP Direct Holders, in each case for the purpose of Section 16 of the Exchange Act, or for any other purpose, except to the extent of their pecuniary interest therein, if any.